Exhibit 3.27

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:32 PM 05/24/2011
FILED 02:32 PM 05/24/2011
SRV 110608766 - 4982228 FILE

CERTIFICATE OF FORMATION

OF

REDBIRD GAS STORAGE LLC

This Certificate of Formation of Redbird Gas Storage LLC is being duly executed and filed, to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST: The name of the limited liability company to be formed hereby (the "LLC") is Redbird Gas Storage LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

THIRD: The name of the Registered Agent for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this the 24th day of May, 2011.

By: /s/ Carol Glendenning
Carol Glendenning, Authorized Person